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                                                                      Exhibit j.
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 64 to the registration statement on Form N-1A of CIGNA Funds Group (the "Registration Statement") of our reports dated February 18, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Reports to Shareholders of the Large Company Stock Index Fund and the Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and on the cover of, and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2000